                             TENDER OFFER AGREEMENT
                                      AND
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                 CO-STEEL INC.,
                          CO-STEEL MERGER CORPORATION,
                          NEW JERSEY STEEL CORPORATION
                                      AND
                              VON ROLL HOLDING AG

    AGREEMENT AND PLAN OF MERGER dated as of November 21, 1997 (this "AGREEMENT") by and among CO-STEEL INC., a Canadian corporation ("PARENT"), CO-STEEL MERGER CORPORATION, a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("SUB"), NEW JERSEY STEEL CORPORATION, a Delaware corporation (the "COMPANY") and VON ROLL HOLDING AG, a Swiss corporation ("VON ROLL").

                                   BACKGROUND

    WHEREAS, in furtherance of the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase all the outstanding shares (collectively, the "SHARES" and individually a "SHARE") of Common Stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK"), at a purchase price (the "OFFER PRICE") of $23.00 per Share or such higher price as may be paid in the Offer, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement; and

    WHEREAS, Von Roll, through its Von Roll Steel Holdings AG subsidiary, owns 3,561,500 Shares or approximately 60% of the Shares and, subject to the terms and conditions hereof, has agreed to tender such Shares in the Offer; and

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the Offer and the merger of Sub with the Company (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement, whereby each Share, other than Shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 3.01(d)), will be converted into the right to receive the Offer Price; and

    WHEREAS, Parent, Sub, the Company and Von Roll desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE OFFER

    SECTION 1.01. THE OFFER. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. The initial expiration date for the Offer shall be January 8, 1998. The obligation of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "OFFER CONDITIONS") (any of which may be waived in whole or in part by Sub in its sole discretion, provided that, without the consent of the Company, Sub shall not waive the Minimum Condition (as defined in Exhibit A)) and to the terms and conditions of this Agreement. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer,
(ii) reduce the Offer Price, (iii) amend or add to the Offer Conditions, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Shares, Notwithstanding the foregoing, Sub may, without the consent of the Company, (A) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (C) extend the Offer on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence, if on such expiration date there shall not have been tendered at least 90% of the Shares. Parent and Sub agree that if all of the Offer Conditions are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied, Sub shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Sub shall not be required to extend the Offer beyond May 5, 1998. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as promptly as practicable after the expiration of the Offer.

    (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "SCHEDULE 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement, if required, (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Sub and the Company agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

    (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer. Parent shall (i) provide or cause to be provided to the Company on a timely basis in connection with the transactions contemplated hereby substitute working capital financing and funds or financing sufficient to repay in full the Company's (A) obligations to PNC Bank under that certain Loan and Security Agreement dated June 6, 1996, if required by said lender, (ii) at or prior to the Closing, cause (x) all outstanding loans and accrued interest under the Credit Agreement dated as of June 6, 1996 between the Company and Von Roll to be paid in full, and (y) the termination of the Subordination and Intercreditor Agreement date as of June 6, 1996 among Von Roll, the Company and PNC Bank (formerly Midlantic Bank, National Association) and Von Roll's discharge or release, in a manner satisfactory to Von Roll, from all obligations thereunder (the Company's indebtedness under said Loan and Security Agreement and said Credit Agreement, collectively, the "COMPANY DEBT"); and (iii) shall provide, or cause the Company to provide Tube City, Inc., at or prior to the Closing, a substitute guarantee or otherwise to effectuate the release of Von Roll from its August 21, 1996 guarantee to Tube City, Inc. (the "TUBE CITY GUARANTEE").

    SECTION 1.02. COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions adopting this Agreement, approving the Offer and the Merger, determining, as of the date of such resolutions, that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, recommending that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement (if required) and approving the acquisition of Shares by Sub pursuant to the Offer and the other transactions contemplated by this Agreement. The Company has been advised by each of its directors and executive officers that each such person currently intends to tender all Shares (other than Shares, if any, held by such person that, if tendered, could cause such person to incur liability under the provisions of
Section 16(b) of the Exchange Act) owned by such person pursuant to the Offer.

    (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as supplemented or amended from time to time, the "SCHEDULE 14D-9") containing, subject to the terms of this Agreement, the recommendation described in paragraph (a) and shall mail the
Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

    (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

                                   ARTICLE II
                                   THE MERGER

    SECTION 2.01 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, to the extent that any such action would not cause a failure of a condition to the Offer or the Merger, (i) any direct or indirect wholly-owned subsidiary of Parent may be substituted for and assume all of the rights and obligations of Sub as a constituent corporation in the Merger or (ii) the Company may be merged with and into Sub with Sub continuing as the Surviving Corporation with the effects set forth above and in Section 2.04. In either such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

    SECTION 2.02 CLOSING. The closing of the Merger will take place at 10:00 a.m. (New York City Time) on a date to be specified by Parent or Sub, as soon a practicable following satisfaction or waiver of the conditions set forth in
Article VIII (the "CLOSING DATE"; which date shall be no later than the tenth business day following satisfaction or waiver of such conditions), at the offices of Wilentz Goldman & Spitzer, 90 Woodbridge Center Drive, Woodbridge, NJ, unless another date, time or place is agreed to in writing by the parties hereto.

    SECTION 2.03 EFFECTIVE TIME. As promptly as practicable after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "EFFECTIVE TIME").

    SECTION 2.04 EFFECTS OF THE MERGER. At the Effective Time, the effects of the Merger shall be as provided in Section 259 of The DGCL.

    SECTION 2.05 CERTIFICATE OF INCORPORATION; BY-LAWS.

    (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Articles FIRST and FOURTH thereof shall read in their entirety as follows:

        "FIRST: The name of the Corporation is:

                           Co-Steel Sayreville, Inc."

        "FOURTH: The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $1.00 per share."

and as so amended shall be the Certificate of Incorporation of the Surviving Corporation.

    (b) At the Effective Time, the By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended, subject to Section 7.02, as provided therein or by applicable law.

    SECTION 2.06 DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and in each case until their respective resignation or removal or their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01 CONVERSION OF SECURITIES.

    (A) CAPITAL STOCK OF SUB. Each share of capital stock of Sub ("SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

    (B) CANCELLATION OF TREASURY STOCK AND PARENT OWNED STOCK. Each share of Company Common Stock held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

    (C) CONVERSION OF COMPANY COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of the Shares, each Share (other than Shares to be canceled in accordance with Section 3.01(b) and Dissenting Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the "MERGER CONSIDERATION").

    (D) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "DISSENTING STOCKHOLDER") who objects to the Merger and complies with all the provisions of Delaware law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("DISSENTING SHARES") shall not be converted as described in Section 3.01(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Delaware law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right to appraisal, in any case pursuant to the DGCL, his shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice upon receipt by the Company of any written demands for appraisal rights, withdrawal of such demands, and any other written communications delivered to the Company pursuant to Section 262 of the DGCL, and the Company shall give Parent the opportunity, to the extent permitted by law, to direct all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

SECTION 3.02 EXCHANGE OF CERTIFICATES.

    (A) PAYING AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "PAYING AGENT"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the prompt payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to Section 3.01 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

    (B) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent will instruct the Paying Agent to mail to each holder of record of a certificate or certificates which

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immediately prior to the Effective Time evidenced outstanding Shares (other than
Shares held by Parent and Dissenting Shares) (the "CERTIFICATES") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange therefor and the Certificate so surrendered shall forthwith be canceled.

    In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, cash may be paid in accordance with this
Article II to a transferee if the Certificate evidencing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive the Merger Consideration upon such surrender in accordance with the terms and conditions set forth herein.

    (C) INTEREST. No interest shall be paid on the Merger Consideration.

    (D) NO FURTHER RIGHTS IN SHARES. All cash paid upon the surrender for exchange of certificates evidencing Shares in accordance with the terms and conditions hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any valid certificate evidencing Shares presented to the Paying Agent or Parent for any reason shall evidence only the right to receive the Merger Consideration in accordance with the terms and conditions set forth herein.

    (E) WITHHOLDING RIGHTS. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding were made by Parent.

    (F) NO LIABILITY. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.05(b)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

    (G) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates evidencing Shares shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 3.01, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed certificates.

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                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Sub that:

    SECTION 4.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiary, N.J.S.C. Investment Co., Inc., a New Jersey corporation ("SUBSIDIARY"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. The term "COMPANY MATERIAL ADVERSE EFFECT," as used in this Agreement, shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the financial condition, business or operations of the Company and Subsidiary, taken as a whole, at the time of such change or effect, other than changes or effects attributable to (i) occurrences relating to the economy in general or the Company's industry in general and not specifically relating to the Company, (ii) the delay or cancellation of orders for the Company's products directly attributable to the announcement of this Agreement or (iii) in the case of the Company, stockholder litigation brought or threatened against the Company or any member of its Board of Directors in respect of this Agreement, the Offer or the Merger. All of the outstanding capital stock of Subsidiary is owned by the Company. The Company does not own an equity interest in any other corporation, partnership, joint venture or other entity.

    SECTION 4.02 CERTIFICATES OF INCORPORATION AND BY-LAWS. The Company has furnished to Parent true, correct and complete copies of the Certificates of Incorporation and the By-Laws, in each case as in effect on the date hereof, of the Company and Subsidiary. Neither the Company nor Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

SECTION 4.03 CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of (i) 15,000,000 shares of Company Common Stock of which at the date hereof: (A) 5,920,500 shares are issued and outstanding; (B) no shares are held in the treasury of the Company; and (C) 127,500 shares are reserved for future issuance pursuant to stock options (the "Stock Options") granted pursuant to the Company's Incentive Stock Option Plan and 1996 Stock Option Plan (the "Option Plans") and 185,000 are reserved for future issuance pursuant to stock options available for grant under the Option Plans; and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of the Company ("COMPANY PREFERRED STOCK"), of which no shares are issued or outstanding. No shares of capital stock of the Company are reserved for any other purpose. Each of the outstanding shares of capital stock of, or other equity interests in, the Company and Subsidiary has been duly authorized and validly issued, and, in the case of shares of capital stock, are fully paid and nonassessable, and such shares or other equity interests owned by the Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever, except that PNC Bank and Von Roll hold security interests in all of the Company's assets pursuant to the provisions of the Company Debt.

    (b) Except as set forth in Section 4.03(a) above, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or Subsidiary is a party relating to the issued or unissued capital stock of the Company or Subsidiary or obligating the Company or Subsidiary to grant, issue or sell any shares of the capital stock of the Company or Subsidiary, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of the Company or Subsidiary to (x) repurchase, redeem or otherwise acquire any capital stock or other equity interests of the Company or Subsidiary; or (y) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, Subsidiary or any other person. Neither the Company nor Subsidiary, directly or indirectly owns, or has agreed to purchase or otherwise acquire, the capital stock of, or any interest convertible into or exchangeable or exercisable for the capital stock of, any corporation, partnership, joint venture or other business entity. Except as set forth in Section 4.03 of the disclosure schedule attached to and forming a part of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or Subsidiary. There are no voting trusts, proxies or other agreements or understandings to which the Company or Subsidiary is a party or by which either of them is bound with respect to the voting of any shares of capital stock of the Company or Subsidiary.

    SECTION 4.04 AUTHORITY. The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement, and, subject to, if required by law, the approval of the Merger by the holders of a majority of the Shares in accordance with the DGCL (the "COMPANY STOCKHOLDER APPROVAL"), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to the Company Stockholder Approval if such approval is required by law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Section 4.04 of the Company Disclosure Schedule with respect to written agreements between the Company and certain of its officers and employees, the Company has taken all steps necessary to approve and to exempt the transactions contemplated by this Agreement from the provisions of
Section 203 of the DGCL and any change of control, "anti-takeover" or similar provisions of the Certificate of Incorporation or By-Laws of the Company or any agreement, arrangement or understanding to which the Company is a party or which is applicable to it.

SECTION 4.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or Subsidiary, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree, including, such as protect human health (collectively, as used in this Section 4.05, Section 4.07 and Section 5.05, "LAWS"), applicable to the Company or Subsidiary or by which any of their respective properties is bound or subject to, or (iii) except as set forth in Section 4.05 of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on, any of the properties or assets of the Company or Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or Subsidiary is a party or by which the Company or Subsidiary or any of their respective properties is bound or subject to, except for any such breach, default, event, right of termination, amendment, acceleration or cancellation, payment obligation or lien or encumbrance described in clause (iii) that would not, individually or in the aggregate, have a Company Material Adverse Effect.

    (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require the Company or Parent to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign ("GOVERNMENTAL ENTITIES"), or any other third party, except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, state securities or blue sky laws ("BLUE SKY LAWS"), the National Association of Securities Dealers, Inc. ("NASD") and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the New Jersey Industrial Site Recovery Act, N.J.S.A. ss. 13:1L-6 ET SEQ., as amended by P.L. 1993, c. 139 ("ISRA"), and the filing and recordation of a Certificate of Merger as required by the DGCL and (ii) the consents, approvals, authorizations, permits, filings and notifications set forth in Section 4.05 of the Company Disclosure Schedule.

    SECTION 4.06. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9 or (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "INFORMATION STATEMENT"), will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

SECTION 4.07 REPORTS; FINANCIAL STATEMENTS. (a) Since December 1, 1996, (x) the Company has filed all forms, reports, statements and other documents required to be filed with (i) the SEC, including, (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of stockholders (whether annual or special) pursuant to Section 14 of the Exchange Act, (D) all Reports on Form 8-K, (E) all other reports or registration statements and (F) all amendments and supplements to all such reports and registration statements (collectively referred to herein as the "COMPANY SEC REPORTS"), and (ii) any other applicable state securities authorities and (y) the Company and Subsidiary have filed all forms, reports, statements and other documents required to be filed with any other applicable federal or state, foreign or local regulatory authorities, except where such failure to file did not have and could not reasonably be expected to have a Company Material Adverse Effect (all such forms, reports, statements and other documents in clauses (x) and (y) of this Section 4.07(a) being referred to herein, collectively, as the "COMPANY REPORTS"). The Company Reports, including all Reports filed after the date of this Agreement and prior to the Effective Time, (i) were or will be prepared in accordance with the requirements of applicable law (including, with respect to the Company SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports) and
(ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The Company's consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports filed prior to, on or after the date of this Agreement (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as disclosed in such financial statements) and (ii) fairly present or will fairly present the consolidated financial position of the Company and the consolidated results of operations and cash flows as of and for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and may not be prepared in accordance with GAAP to the extent permitted by applicable SEC forms and regulations. Except as set forth in
Section 4.07 of the Company Disclosure Schedule, neither the Company nor Subsidiary has incurred any liability or obligation other than (a) such as have been reflected in the consolidated financial statements of the Company through August 31, 1997 in accordance with GAAP or the applicable SEC accounting rules and (b) such as have been incurred in the ordinary course of business since August 31, 1997.

    SECTION 4.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as contemplated in this Agreement or as set forth in Section 4.08 of the Company Disclosure Schedule, since August 31, 1997, (i) the Company has conducted its businesses only in the ordinary course and in a manner consistent with past practice, (ii) the Company has not taken any action which would be prohibited pursuant to Section 6.02 if taken after the date hereof, and (iii) there has not been any change in the results of operations, condition (financial or otherwise), properties, assets or business of the Company or Subsidiary, which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

    SECTION 4.09 PERMITS; COMPLIANCE. Each of the Company and Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (other than those required under Environmental Laws (as hereinafter defined), the Company's representations as to which are exclusively governed by Section 4.14 hereof) (collectively, the "COMPANY PERMITS"), and there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits, except where the failure to possess, or the suspension or cancellation of, such Company Permits would not have a Company Material Adverse Effect. None of the Company Permits will lapse, terminate or expire as a result of the transactions contemplated hereby. The Company and Subsidiary are in compliance in all material respects with all Laws (other than Environmental Laws, the Company's representations as to which are exclusively governed by Section 4.14 hereof) and Company Permits (other than those required under Environmental Laws, the Company's representations as to which are exclusively covered by Section 4.14 hereof). During the period commencing on December 1, 1996 and ending on the date hereof, neither the Company nor Subsidiary has received from any Governmental Entity any notification with respect to possible conflicts, defaults or violations of Laws (other than Environmental Laws, the Company's representations as to which are exclusively governed by Section 4.14 hereof).

    SECTION 4.10 ABSENCE OF LITIGATION. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section
4.10 of the Company Disclosure Schedule, (a) there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened against the Company or Subsidiary or any properties or rights of the Company or Subsidiary (except for claims, actions, suits, litigations, proceedings, arbitrations, or investigations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect), and (b) neither the Company nor Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, cease-and-desist or other orders.

SECTION 4.11 EMPLOYEE BENEFIT PLANS; ERISA.

    (a) Section 4.11 of the Company Disclosure Schedule contains a true, correct and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") or Sections 414(b) or (c) of the Code, for the benefit of any employee or former employee of the Company or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "PLANS"). Section 4.11 of the Company Disclosure Schedule identifies each of the Plans that is an "employee benefit plan," as that term is defined in Section 3(3) of ERISA (such plans being hereinafter referred to collectively as the "ERISA PLANS").

    (b) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). No reportable event within the meaning of Section 4043 of ERISA (as to which notices would be required to be filed) has occurred with respect to any ERISA Plan.

    (c) The PBGC has not instituted proceedings to terminate any ERISA Plan and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

    (d) No ERISA Plan is subject to Title IV of ERISA.

    (e) Neither the Company nor any ERISA Affiliate, nor any ERISA Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

    (f) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts which the Company or any ERISA Affiliate is required to pay under the terms of each ERISA Plan as of the last day of the most recent plan year thereof ended prior to the date of this Agreement, and all such amounts properly accrued through the Effective Time with respect to the current plan year thereof will be paid by the Company on or prior to the Effective Time or will be properly recorded in the Company's financial statements in accordance with GAAP; and no ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the date of this Agreement; and all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise), on or prior to the Effective Time, have been timely made.

    (g) No ERISA Plan is a "multi-employer plan," as such term is defined in
Section 3(37) of ERISA, nor is any ERISA Plan a plan described in Section 4063(a) of ERISA.

    (h) Each Plan has been operated and administered in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

    (i) Each ERISA Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and has made, or will make on or prior to the Effective Time, any amendments required to be made before the Effective Time as a result of any amendments to the Code since the date of the most recent determination letter, and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

    (j) No Plan provides benefits, including, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) retirement benefits under the "employee pension plans" (as defined in Section 3(2) of ERISA) identified in Section 4.11 of the Company Disclosure Schedule pursuant to
Section 4.11(a), or (iii) benefits the full cost of which is borne by the current or former employee.

    (k) Except as set forth in Section 4.11 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

    (l) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any ERISA Affiliate, as of the Effective Time, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time, except to the extent recorded in the Company's consolidated financial statements contained in the Company SEC Reports.

    (m) No ERISA Plan, whether or not terminated, holds, or has discharged any of its liabilities through the acquisition of, any annuity contract.

    (n) Except as set forth in Section 4.11(n) of the Company Disclosure Schedule, the Company is not liable for any excise tax under Chapter 43 of the Code.

    SECTION 4.12 TAXES. Except as described in detail in Section 4.12 of the Company Disclosure Schedule:

    (a) The Company and Subsidiary have (i) duly filed all Tax Returns (as hereinafter defined) required to be filed by them within the time and in the manner prescribed by law and such Tax Returns are true, correct and complete in all respects, and (ii) paid on a timely basis all Taxes (as hereinafter defined) due and payable on such Tax Returns.

    (b) (i) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or Subsidiary by any taxing authority with respect to liabilities for Taxes of any of them which have not been fully paid or finally settled, (ii) any such deficiency set forth in Section 4.12 of the Company Disclosure Schedule is being contested in good faith through appropriate proceedings and (iii) an adequate reserve in accordance with GAAP has been established in the consolidated financial statements included in the Company SEC Reports for each of the Company or Subsidiary, as the case may be, with respect to any Taxes which have been or may be proposed, assessed or asserted against them.

    (c) The Company and Subsidiary have established adequate reserves in accordance with GAAP for all Taxes not yet due and payable.

    (d) The applicable statutes of limitations with respect to the assessment of federal income taxes of the Company and Subsidiary have expired through their taxable years ended November 30, 1993, and audits of the Company and Subsidiary for such taxes are complete through their taxable years ended November 30, 1992. The applicable statutes of limitations with respect to the assessment of Taxes of the Company by the State of New Jersey have expired through the Company's taxable year ended November 30, 1993, and audits of the Company for such Taxes are complete through the Company's taxable year ended November 30, 1995. Subsidiary has not been the subject of any audit by the State of New Jersey. There are no outstanding agreements or waivers extending the statute of limitations applicable to any taxable year or Tax Return of the Company or Subsidiary.

    (e) No Tax Returns of the Company or Subsidiary are currently under Audit (as hereinafter defined) by the IRS or any other taxing authority and no notice of any such Audit has been received.

    (f) To the Company's knowledge, each transaction that could give rise to an understatement of the federal income tax liability of the Company or Subsidiary within the meaning of Section 6662(d) of the Code is either (i) a transaction as to which there is or was, at the relevant time, substantial authority for its treatment by the Company or Subsidiary within the meaning of Section 6662
(d)(2)(B) of the Code or (ii) adequately disclosed on Tax Returns in accordance with Section 6662(d)(2)(B) of the Code.

    (g) There are no liens for Taxes (other than current Taxes not yet due) on the assets of the Company or Subsidiary

    (h) Neither the Company nor Subsidiary has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code. Neither the Company nor Subsidiary has made an election under Section 341(f) of the Code.

    (i) Neither the Company nor Subsidiary is a party to any contract, agreement or other arrangement pursuant to which the Company could be required to make any payment that would not be deductible by reason of Section 280G or 162(m) of the Code.

    (j) There has been no change in the method of accounting utilized by the Company that would require any adjustment to taxable income pursuant to Section 481 of the Code, and the Company has no knowledge that the IRS has proposed any such adjustment or change in the accounting method.

    (k) Neither the Company nor Subsidiary is a party to any agreement providing for the allocation or apportionment of any liability for Taxes, payments of Taxes or Tax benefits or refunds.

    (l) As used in this Agreement:

        (i) "AUDIT" means any audit, assessment of Taxes, examination or other proceeding by the IRS or any other Governmental Entity responsible for the administration of any Taxes, proceeding or appeal of such proceeding relating to Taxes;

        (ii) "TAXES" means all federal, state, local and foreign taxes, charges and fees and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, and penalties applicable thereto; and

        (iii) "TAX RETURNS" means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

SECTION 4.13 CERTAIN BUSINESS PRACTICES AND TRANSACTIONS.

    (a) Neither the Company nor Subsidiary nor any directors, officers, agents or employees of the Company or Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    (b) Except as set forth in Section 4.13 of the Company Disclosure Schedule, no officer or director of the Company or Subsidiary, or any affiliate or associate of any such officer or director, or any affiliate or associate of the Company or Subsidiary, including, Von Roll, has a material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or Subsidiary.

SECTION 4.14 ENVIRONMENTAL MATTERS.

    (a) As used in this Agreement:

        (i) "CLEANUP" means all actions required to (A) prevent the Release (as hereinafter defined) or threatened Release of, or (B) cleanup, remove, treat or remediate, Hazardous Materials in the indoor or outdoor environment, including but not limited to performance of studies and investigations and response to any government requests for information or documents.

        (ii) "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability arising out of, based on or resulting from (A) the presence, Release or threatened Release of Hazardous Materials into ambient air, water or land or otherwise relating to the generation, use, treatment, storage, disposal or handling of Hazardous Materials, or (B) circumstances forming the basis of any violation (or alleged violation) of or any other liability under any Environmental Law (as hereinafter defined) or any permit or approval issued pursuant thereto.

        (iii) "ENVIRONMENTAL LAWS" means all federal, state and local laws relating to pollution or protection of human health or the environment, including, laws relating to Releases or threatened Releases of Hazardous Materials into ambient air, water or land or otherwise relating to the manufacture, processing, distribution, generation, use, treatment, storage, disposal or handling of Hazardous Materials.

        (iv) "HAZARDOUS MATERIALS" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

        (v) "RELEASE" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment.

    (b) Except as described in Section 4.14 of the Company Disclosure Schedule, the Company and Subsidiary are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and Subsidiary of all permits and other governmental authorizations required under applicable Environmental Laws), except where noncompliance, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. All such permits and governmental authorizations are in full force and effect and the Company is in compliance therewith, except where noncompliance, individually or in the aggregate, has not had or would not reasonably be expected to result in a Company Material Adverse Effect. Except as described in Section 4.14 of the Company Disclosure Schedule, since December 1, 1992 the Company and Subsidiary have not received written notice of any Environmental Claim which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

    (c) Except as set forth in Section 4.14 of the Company Disclosure Schedule, to the Company's knowledge, no additional permits or other governmental authorizations under Environmental Laws will be required to permit the Surviving Corporation to conduct the business of the Company in full compliance with all applicable Environmental Laws immediately following the Effective Time.

    (d) Except as described in Section 4.14 of the Company Disclosure Schedule, neither the Company nor Subsidiary has, and, to the Company's knowledge, no other person has, Released, placed, stored, buried or disposed of any Hazardous Material on, beneath, from or adjacent to any real property now or at any time owned, operated or leased by the Company or any of its predecessors (as used in this Section 4.14, the "REAL PROPERTY"), except (1) for inventories of such items used and to be used in the ordinary course of business of the Company (which inventories were and are stored, tested, handled or disposed of substantially in accordance with applicable Environmental Laws and in a manner such that there has been no Release of any such items), or (2) where such Release, placement, storage, burial or disposal of Hazardous Materials, individually or in the aggregate, has not had or could not reasonably be expected to have a Company Material Adverse Effect. No site or facility owned, operated or used by the Company or Subsidiary nor the Real Property is or contains a treatment, storage or disposal facility as defined by the federal Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, 42 U.S.C. ss. 6901 ET SEQ., or any analogous state law. Except as set forth in Section
4.14 of the Company Disclosure Schedule, no person, including but not limited to the Company, Subsidiary or the Surviving Corporation, will be required to conduct closure, post closure or corrective action with respect to any site or facility owned, operated or used by the Company or the Real Property, pursuant to RCRA or any analogous state law, as a result of any act or omission of the Company or Subsidiary or any use of or Release of any Hazardous Material at or from the Real Property prior to the Closing Date.

    (e) The Company has delivered or otherwise made available for inspection to Parent and Sub true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed, available to or initiated by the Company pertaining to Hazardous Materials in, on, beneath or adjacent to the Real Property, or regarding the Company's compliance with or liability under applicable Environmental Laws.

    (f) Except as described in Section 4.14 of the Company Disclosure Schedule, the Real Property does not contain any underground storage tanks, asbestos, polychlorinated biphenyls, underground injection wells, radioactive materials, or septic tanks in which process wastewater or any Hazardous Materials have been discharged or disposed, in each case, as the result of a Release by the Company, or, to the Company's knowledge, by any other person.

    (g) No Lien has been recorded under any Environmental Law with respect to any assets, facility or Real Property owned, operated, leased or controlled by the Company.

    (h) No currently owned Real Property of the Company, or, to the Company's knowledge, no previously owned Real Property of the Company is (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any governmental authority having jurisdiction over any such Real Property.

SECTION 4.15 REAL PROPERTY.

    (a) Section 4.15 of the Company Disclosure Schedule describes all real property to which the Company has legal or equitable title (the "OWNED REALTY"). The Company holds no leasehold interests in any real property.

    (b) The Company is the sole owner of the Owned Realty free and clear of any lien, claim, charge, encumbrance, pledge, easement, encroachment, security interest or restriction on transfer or title ("ENCUMBRANCES"), including, rights of first refusal, except (i) as set forth in Section 4.15 of the Company Disclosure Schedule; (ii) mechanics', carriers', workers', repairmen's or other like liens arising or incurred in the ordinary course of business, and liens for taxes, assessments and other governmental charges, which as to any thereof are not yet due and payable; (iii) zoning, building and other similar restrictions, provided that the existing buildings and other improvements on the real property do not violate such restrictions; and (iv) those Encumbrances that, individually or in the aggregate, do not materially adversely affect the marketability of the title to or the present use (or any proposed use currently contemplated by the Company), or materially impair the value, of the property subject thereto or otherwise impair the operation of the Company's business as now conducted or proposed to be conducted

(collectively, the items in clauses (ii), (iii) and (iv), the "Permitted Liens"). Section 4.15 of the Company Disclosure Schedule sets forth a list of all leases, subleases and rights of parties in possession (collectively, "LEASES") to which the Owned Realty is subject. Each Lease may be terminated by the Company upon no more than nine months' notice to the other parties thereto, without penalty to, or the imposition of liability on, the Company or any of its successors in interest.

    SECTION 4.16 PERSONAL PROPERTY. Except as set forth in Section 4.16 of the Company Disclosure Schedule, the Company or Subsidiary has good title to all personal property reflected on the Company's balance sheet included in the Company's Report on Form 10-Q for the nine-month period ended August 31, 1997 (the "August Balance Sheet") and all personal property acquired by the Company or Subsidiary since the date of the August Balance Sheet (except such personal property as has been disposed of in the ordinary course of business) free and clear of any Encumbrances except Permitted Liens.

    SECTION 4.17 CONTRACTS. Except as disclosed in the Filed SEC Documents, as of the date hereof, there are no contracts or agreements that are of a nature required to be filed as an exhibit under the Exchange Act and the rules and regulations promulgated thereunder. The Company is not in violation of or in default under any lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a Company Material Adverse Effect

    SECTION 4.18 LABOR MATTERS. Except as described in Section 4.18 of the Company Disclosure Schedule, the Company is not a party to any collective bargaining agreement with any labor organization or other written contract concerning employment, or to any affirmative action plan established pursuant to any federal, state or local law or order of any governmental body or court, or any binding oral contract concerning employment. Since November 30, 1996 (i) there has not been, nor is there currently pending or, to the Company's knowledge, threatened, any labor dispute between the Company and any labor organization or any strike, slowdowns, jurisdictional disputes, work stoppage or other similar organized disruptive labor activities involving the employees of the Company generally and (ii) there has not been, nor is there currently in progress, pending or, to the Company's knowledge, threatened, any union organizing or election activities involving any employees of the Company. The Company is in compliance in all material respects with all federal, state and local laws regarding labor, employment and employment practices, conditions of employment, occupational safety and health and wages and hours, including, any bargaining or other obligations under the National Labor Relations Act. The Company is not engaged in unfair labor practices, and there are no unfair labor practice complaints pending or, to the Company's knowledge, threatened against the Company, as the case may be, before the National Labor Relations Board or otherwise.

    SECTION 4.19 INVENTORIES. Inventories of raw materials, work in progress and finished goods of the Company are in good condition and of a quality useable and saleable in the ordinary course of business or have had appropriate financial reserves established. All inventory disposed of by the Company since August 31, 1997 has been disposed of under terms consistent with past practices.

    SECTION 4.20 INTELLECTUAL PROPERTY. The Company owns or has the right to use all copyrights, trade names, trademarks, service marks, trade secrets, designs, licenses, patents and other intellectual property rights (including pending applications for any of the foregoing) (collectively referred to herein as "INTELLECTUAL PROPERTY") material to the conduct of the business of the Company taken as a whole. There is no claim presently pending, nor since August 31, 1997 has there been any claim made or, to the Company's knowledge, threatened, nor, to the Company's knowledge, is there any basis for any valid claim, that (x) the operations of the Company or any Company Subsidiary infringe upon or conflict with the asserted rights of any other person in respect of any Intellectual Property, or (y) any of such Intellectual Property is invalid or unenforceable.

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    SECTION 4.21 OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of BT Wolfensohn on the date of this Agreement to the effect that the $23.00 in cash per share to be received by the holders of Shares in the Offer is fair, from a financial point of view, to such holders other than Von Roll.

    SECTION 4.22 BROKERS. Except as described in Section 4.22 of the Company Disclosure Schedule, no broker, finder or investment banker, including, any officer, director, employee or affiliate of the Company, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to Parent a true, correct and complete copy of all agreements between the Company and any such firm or person, pursuant to which such firm or person will be entitled to any payment relating to the transactions contemplated by this Agreement.

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub hereby jointly and severally represent and warrant to the Company that:

    SECTION 5.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and Parent is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Parent Material Adverse Effect. The term "PARENT MATERIAL ADVERSE EFFECT," as used in this Agreement, shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be materially adverse to the financial condition, business or operations of Parent and Sub, taken as a whole, at the time of such change or effect.

    SECTION 5.02 CERTIFICATE OF INCORPORATION AND BY-LAWS. Parent has furnished to the Company a true, correct and complete copy of the Certificates of Incorporation and the By-Laws, as amended or restated, of each of Parent and Sub. Neither Parent nor Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

    SECTION 5.03 AUTHORITY. Parent and Sub have all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the valid and binding obligation of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and
(b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

SECTION 5.04 NO CONFLICT: REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent and Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws, in each case as amended or restated, of Parent or Sub, (ii) conflict with or violate any Laws applicable to Parent or Sub by which any of their respective properties is bound or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Sub pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties is bound or subject to, except for any such breach, default, event, right of termination, amendment, acceleration or cancellation or lien or encumbrance described in clause (iii) that would not have a Parent Material Adverse Effect.

    (b) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent and Sub will not, as of the date of this Agreement, require Parent or Sub to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entities or third parties, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the NASD, ISRA and the HSR Act, and the filing and recordation of a Certificate of Merger as required by the DGCL and (ii) the consents, approvals, authorizations, permits, filings and notifications, if any, set forth in Section 5.04 of the disclosure schedule attached hereto and made a part hereof (the "PARENT DISCLOSURE SCHEDULE").

    SECTION 5.05. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that (other than with respect to the Proxy Statement) no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

    SECTION 5.06. BROKERS. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

    SECTION 5.07. INTERESTED STOCKHOLDER. Neither Parent nor any of its "affiliates" or "associates" within the meaning of Section 203 of the DGCL is or has been an "interested stockholder" of the Company within the meaning of said
Section 203.

    SECTION 5.08. FINANCING. At the expiration of the Offer and the Effective Time, Parent and Sub will have available all the funds necessary for the acquisition of all Shares pursuant to the Offer and to perform their respective obligations under this Agreement, including without limitation, payment in full for all Shares validly tendered into the Offer or outstanding at the Effective Time, repayment in full of the Company's indebtedness to Von Roll as referred to in Section 1.01(c), and effecting the release of the Tube City Guarantee.

                                   ARTICLE VI
                                   COVENANTS

    SECTION 6.01 AFFIRMATIVE COVENANTS OF THE COMPANY. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the Company will, and will cause Subsidiary, to:

    (a) operate its business only in the usual and ordinary course consistent with past practices;

    (b) preserve intact its business organizations, maintain its rights and franchises, use its best efforts to retain the services of its respective officers and key employees and maintain its relationships and goodwill with its respective customers and suppliers and others with which it has business relationships;

    (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain inventories in quantities consistent with its customary business practice; and

    (d) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that maintained on the date hereof.

    SECTION 6.02 NEGATIVE COVENANTS OF THE COMPANY. Except as expressly contemplated by this Agreement and except as set forth in Section 6.02 of the Company Disclosure Schedule, or otherwise consented to in writing by Parent, from the date of this Agreement until the Effective Time, the Company will not do, and will not permit Subsidiary to do, any of the following:

    (a) (1) increase the compensation payable to or to become payable to any director, officer or employee (other than increases to employees, other than officers, made in the ordinary course of business and consistent with past practice); (ii) grant any severance or termination of pay (other than pursuant to the normal severance policy of the Company as in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt, enter into or amend any employee benefit plan or arrangement except as may be required by applicable law; or (iv) lend or contribute any funds to any director, officer, employee, affiliate or associate of the Company;

    (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

    (c) (i) redeem, purchase or otherwise acquire any shares of its or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

    (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interest, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, other than the issuance of shares pursuant to the exercise of Stock Options granted prior to the date hereof; or (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; (provided however, the Company may take action to accelerate the vesting of outstanding stock options);

    (e) (i) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (ii) otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

    (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of Subsidiary, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

    (g) release any third party from its obligations under any existing standstill relating to a Competing Transaction or otherwise under confidentiality agreements;

    (h) propose or adopt any amendments to its Certificate of Incorporation or By-Laws;

    (i) (A) change any of its methods of accounting in effect at August 31, 1997, or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending November 30, 1996, except, in the case of clause (A) or clause (B), as may be required by law or changes in GAAP;

    (j) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument (other than Company Debt incurred in the ordinary course of business (including previously budgeted capital expenditures), which at November 30, 1997 (but not thereafter) shall not exceed $32 million exclusive of any amount required to fund a settlement of the NJDEP/PIRG litigation, if such shall occur prior to November 30, 1997);

    (k) enter into any arrangement, agreement or contract with any third party (other than customers or suppliers in the ordinary course of business) which provides for an exclusive arrangement with that third party or is more restrictive on the Company or less advantageous to the Company than arrangements, agreements or contracts existing on the date hereof;

    (l) agree in writing or otherwise to do any of the foregoing.

    SECTION 6.03 ACCESS AND INFORMATION. Subject to Section 6.04, the Company shall (i) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "PARENT Representatives") access at reasonable times to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof and (ii) furnish promptly to Parent and the Parent Representatives such information concerning the business, properties, contracts, records and personnel of the Company (including, financial, operating and other data and information) as may be requested, from time to time, by Parent.

    SECTION 6.04 CONFIDENTIALITY. The parties will comply with all of their respective obligations under the Confidentiality Agreement dated September 9, 1997 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT").

    SECTION 6.05 NOTIFICATION OF CERTAIN MATTERS. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

    SECTION 7.01. STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT. (a) If Shares are purchased pursuant to the Offer and the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. Subject to Section 7.07 hereof, the Company shall, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL.

    (b) If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.

    (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

SECTION 7.02. INDEMNIFICATION.

    (a) From and after the consummation of the Offer, the Surviving Corporation will, and Parent will use its best efforts to cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to
(i) each indemnification agreement in effect at such time between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (ii) any indemnification provisions under the Company's Certificate of Incorporation or By-laws as each is in effect on the date hereof (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (i) and (ii) of this Section 7.02(a) shall be referred to as, collectively, the "Indemnified Parties"). The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party. Without limiting the foregoing, after the Effective Time the Surviving Corporation shall pay all reasonable out-of-pocket fees and expenses, including reasonable legal fees, for the Indemnified Parties incurred with respect to the foregoing to the fullest extent permitted under applicable law promptly after statements therefor are received by the Surviving Corporation; PROVIDED the person on whose behalf the expenses are paid provides an undertaking to repay such payments if it is ultimately determined that such person is not entitled to indemnification. Parent will cause the Surviving Corporation to maintain for not less than six years from the Effective Time, directors' and officers' liability insurance covering the Indemnified Parties who are presently covered by the Company's directors' and officers' liability insurance or will be so covered at the Effective Time with respect to actions and omissions occurring on or prior to the Effective Time on terms no less favorable to the Indemnified Parties than such insurance maintained in effect by the Company on the date hereof in terms of coverage and amount; PROVIDED, that to the extent such coverage is not obtainable at less than per annum premiums in the amount of $175,000 for such insurance, Parent shall cause the Surviving Corporation to purchase so much coverage as may then be obtained for $175,000 per annum.

    (b) This Section 7.02 shall survive the consummation of the Merger at the Effective Time, is intended to be for the benefit of, and enforceable by, the Company, Parent, the Surviving Corporation and each Indemnified Party and such Indemnified Party's heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

    (c) Notwithstanding anything to the contrary contained in this Agreement, from and after the date hereof, the Company may enter into indemnification agreements, or amended existing indemnification agreements, with current directors and officers of the Company providing for customary provisions under Delaware law.

    7.03 REASONABLE EFFORTS. The Company and Parent shall each use their reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities or third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger, required under (A) the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable law; PROVIDED that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement, if required) in connection with the transactions contemplated by this Agreement.

    SECTION 7.04 STOCK OPTIONS. The Company shall use its best efforts to obtain the agreement of each holder of an employee stock option granted under the Company's Stock Plans (whether or not exercisable) outstanding as of the date of this Agreement, for the cancellation and settlement of such option as of the Effective Time in consideration of the payment by Parent or Sub, as the case may be, to such option holder of a dollar amount for each share of Company Common Stock subject to such option equal to the Merger Consideration payable in respect of a share of Company Common Stock less the applicable exercise price per share of such option due and payable as of the Effective Time. All such payments to optionees shall be subject to applicable withholding taxes. At or immediately prior to the Closing, Parent or Sub, as the case may be, shall deposit or cause to be deposited with the Paying Agent in trust for the benefit of such option holders the cash necessary to allow the Paying Agent to pay the amounts due under this Section 7.04 as of the Effective Time.

    SECTION 7.05 ISRA. The Company will comply with applicable requirements of ISRA in connection with the transactions contemplated by this Agreement, and the Company will bear all costs associated therewith until such time as all ISRA requirements have been satisfied and evidenced by documentation from the New Jersey Department of Environmental Protection ("NJDEP"). If required, such compliance will include: (i) obtaining NJDEP approval of a negative declaration or approval and implementation of a remedial action work plan to the satisfaction of NJDEP, or entry into a remediation agreement with

NJDEP and (ii) furnishing any remediation funding source required by NJDEP. Prior to taking or omitting any action with respect to compliance with applicable requirements of ISRA (including, but not limited to, submitting any required document to NJDEP), the Company shall notify Parent and provide Parent with an opportunity to consult with and to inform the Company as to the reasonableness of its actions or omissions; PROVIDED, HOWEVER, that the Company shall not, on or prior to the Effective Time, take or omit any such action, the result of which would be to bind or commit the Surviving Corporation after the Effective Time, without the prior written consent of Parent (except that Parent shall not unreasonably withhold its consent to the Company's entering into a customary remediation agreement with the NJDEP providing for remediation following the Effective Time).

    SECTION 7.06 COMPANY DEBT. Parent shall provide or cause to be provided to the Company on a timely basis in connection with the transactions contemplated hereby substitute working capital financing and funds or financing sufficient to repay in full the Company Debt as provided in Section 1.01(b) hereof, shall cause the Company at or prior to the Effective Time to repay in full its indebtedness to Von Roll Holding AG and shall obtain the release of Von Roll from the Tube City Guarantee.

    SECTION 7.07 NO SOLICITATION. (a) The Company shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or taken any other action designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is reasonably advisable to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date hereof, and subject to compliance with Section 7.07(c), (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement and (y) participate in discussions and negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, account or other representative or agent of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 7.07(a) by the Company. For purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company and its subsidiaries, taken as a whole (other than the purchase of the Company's products in the ordinary course of business), or more than 40% interest in the total voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owing 40% or more of any class of equity securities of the Company or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

    (b) Except as set forth in this Section 7.07 neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is reasonably advisable to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may, in response to an unsolicited Superior Proposal (as defined below) (subject to the following proviso), (x) withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement or (y) approve or recommend any such Superior Proposal if concurrently with such approval or recommendation the Company terminates this Agreement and enters into an Acquisition Agreement with respect to a Superior Proposal; provided, that in the case of this clause (y), only at a time that is after the later of (i) the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms of such Superior Proposal and identifying the person making such Superior Proposal and (ii) in the event of any amendment to the price or any material term of a Superior Proposal, one business day following Parent's receipt of written notice containing the material terms of such amendment, including any change in price (it being understood that each further amendment to the price or any material terms of a Superior Proposal shall necessitate an additional written notice to Parent and an additional one business day period prior to which the Company can take the actions set forth in clause (y) above.). For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide Takeover Proposal made by a third party (i) that is on terms which the Board of Directors of the Company determines in its good faith judgment (based on consultation with the Company's financial advisor) to be more favorable to the Company's stockholders than the Offer and the Merger and (ii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is capable of being obtained by such third party.

    (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 7.07, the Company shall promptly advise Parent orally and in writing of any request for nonpublic information (except in the ordinary course of business and not in connection with a possible Takeover Proposal) or of any Takeover Proposal known to it, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will promptly inform Parent of any material change in the details (including amendments or proposed amendments) of any such request or Takeover Proposal.

    (d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; PROVIDED, HOWEVER, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by this Section 7.07, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or this Agreement or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

    SECTION 7.08 (A) FEES AND EXPENSES. Except as provided below in this Section 7.08, all fees and expenses in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be borne solely and entirely by the party incurring such fees and expenses, whether or not the Offer or the Merger are consummated.

    (b) The Company shall pay, or cause to be paid, to Parent the amount of $5,000,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

        (i) if the Company terminates this Agreement under Section 9.01(e), the Company shall pay 50% of the Termination Fee simultaneously with such termination, and 50% of the Termination Fee upon consummation of the transactions contemplated by the Superior Proposal giving rise to the Company's right to terminate this Agreement under Section 9.01(e), or upon the earlier consummation of another Company Acquisition (as defined in paragraph 7.08(c) below) provided that such other Company Acquisition is consummated within twelve months following termination of this Agreement;

        (ii) if Parent or Sub terminates this Agreement under Section 9.01(d) and in addition, if within twelve months after such termination the Company shall enter into an Acquisition Agreement providing for a Company Acquisition or the Company shall recommend to its stockholders that they accept a Company Acquisition of the type referred to in Section 7.08(c)(iii), the Company shall pay (A) 50% of the Termination Fee simultaneously with the entering into of such Acquisition Agreement of making of such recommendation and (B) 50% of the Termination Fee upon consummation of the Company Acquisition which was the subject of such Acquisition Agreement or recommendation, or upon the consummation, prior to the expiration of such twelve month period, of any other Company Acquisition (it being understood that if any Company Acquisition shall be consummated within such twelve month period and the Company shall not have paid any amount pursuant to clause (A) above, that upon consummation of such Company Acquisition the Company shall pay 100% of the Termination Fee); and

       (iii) if, at the time of any termination of this Agreement pursuant to
    Section 9.01(b)(i) (as a result of a failure to obtain the Minimum Condition) or Section 9.01(c), any person shall have publicly announced a proposal to effect a Company Acquisition and if, within twelve months after such termination, the Company shall enter into an Acquisition Agreement providing for a Company Acquisition or the Company shall recommend to its stockholders that they accept a Company Acquisition of the type referred to in Section 7.08(c)(iii), the Company shall pay (A) 50% of the Termination Fee simultaneously with the entering into of such Acquisition Agreement or making of such recommendation and (B) 50% of the Termination Fee upon consummation of the Company Acquisition which was the subject of such Acquisition Agreement or recommendation, or upon the consummation, prior to the expiration of such twelve month period, of any other Company Acquisition (it being understood that if any Company Acquisition shall be consummated within such twelve month period and the Company shall not have paid any amount pursuant to clause (A) above, that upon consummation of such Company Acquisition the Company shall pay 100% of the Termination Fee.

    (c) For purposes of this Agreement a "COMPANY ACQUISITION" shall mean any of the following transactions (i) a merger, consolidation, business combination or a recapitalization pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 60% of the equity interests in the surviving or resulting entity of such transaction (other than the transactions contemplated by this Agreement); (ii) a sale by the Company of assets (excluding the sale of the Company's products in the ordinary course of business) representing in excess of 40% of the fair market value of the Company immediately prior to such sale or the issuance by the Company to any person or group of shares representing in excess of 40% of the then outstanding shares of capital stock of the Company (other than in connection with an underwritten public offering); or (iii) the acquisition by any person or group, by way of a tender offer, exchange offer, or by way of open market purchases of beneficial ownership of 40% or more of the then outstanding shares of capital stock of the Company.

    SECTION 7.09 PUBLIC ANNOUNCEMENTS. Unless otherwise required by applicable law, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation.

                                  ARTICLE VIII

                               CLOSING CONDITIONS

    SECTION 8.01 CONDITIONS OF OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

    (a) Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained.

    (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

    (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company (provided, however, that if Shares are purchased pursuant to the Offer, neither Parent nor Sub may in any event terminate this Agreement):

    (a) by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company:

        (i) if Sub shall not have accepted for payment and Shares pursuant to the Offer prior to May 5, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to (1) Parent, if Sub shall have breached its obligations under the second to the last sentence of Section 1.01(a) or (2) any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a willful breach of representation or warranty under this Agreement by such party; or

        (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

    (c) by Parent or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach or failure to perform by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Exhibit A and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

    (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A to this Agreement;

    (e) by the Company in accordance with Section 7.07(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee as provided in
Section 7.08 (it being understood that that, as provided in Section 7.07(b), the Company will be required to terminate this Agreement); or

    (f) by the Company in the event of a material breach or failure to perform in any material respect by Parent or Sub of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to Parent and Sub.

    SECTION 9.02. EFFECT OF TERMINATION. In the event of a termination of this Agreement by either the Company or Parent or Sub as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the last sentence of Section 1.02(c), Section 4.18, Section 5.05, the last sentence of Section 7.02, Section 7.06, this Section 9.02 and Article X; provided, however, that nothing herein shall relieve any party for liability for any willful breach hereof.

    SECTION 9.03. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto, duly authorized by action taken at any time before or after obtaining the Company Stockholder Approval. After the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration. After the Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. Prior to the Effective Time, the written consent of Von Roll shall be required to (i) amend or terminate this Agreement, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent and Sub's obligations under this Agreement or (iv) take any action to amend or otherwise modify the Company's Certificate of Incorporation or By-laws in violation of Section 7.07 hereof.

    SECTION 9.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, subject to Section 9.03, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE X
                               GENERAL PROVISIONS

    SECTION 10.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, Shares by Sub pursuant to the Offer. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including Section 7.02.

    SECTION 10.02 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

        (a) If to Parent or Sub:

           Co-Steel Inc.
           Scotia Plaza
           40 King Street West
           Toronto, Ontario
           Canada M5H 3Y2
           Attention: President
           Telecopy: 416 366 4616

        with copies to:

           Goodman Phillips & Vineberg
           250 Yonge Street
           Toronto, Ontario
           Canada M5B 2M6
           Attention: Lorie Waisberg, Esq.
           Telecopy: 416 979 1234

           Wilentz Goldman & Spitzer
           90 Woodbridge Center Drive
           Woodbridge, NJ 07095
           Attention: C. Kenneth Shank, Esq.
           Telecopy: 908 855 6117

        (b) If to the Company:

           New Jersey Steel Corporation
           North Crossman Road
           Sayreville, New Jersey 08872
           Attention: Mr. Gary Giovannetti
           Telecopier No.: 732 721 8933
        with a copy to:

           Jacobs Persinger & Parker
           77 Water Street
           New York New York 10005
           Attention: Walter H. Beebe, Esq.
           Telecopier No.: 212 742 0938

        (b) If to Von Roll:

           Von Roll Holding AG
           CH-4563 Gerlafingen
           Switzerland
           Attention: Mr. H. Georg Hahnloser
           Telecopy: 011-416-534-2208

        with a copy to:

           Jacobs Persinger & Parker
           77 Water Street
           New York New York 10005
           Attention: Walter H. Beebe, Esq.
           Telecopier No.: 212 742 0938

    SECTION 10.03 INTERPRETATION. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    SECTION 10.04 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 10.05 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 10.06 ENTIRE AGREEMENT. This Agreement (together with the Exhibits attached hereto, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof

    SECTION 10.07 ASSIGNMENT. Except as contemplated by Section 2.01 hereof, this Agreement shall not be assigned by operation of law or otherwise.

    SECTION 10.08 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and no provision of this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the provisions of Section 6.7 (which are intended to be for the benefit of the persons indicated therein and may be enforced by such persons).

    SECTION 10.09 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

    SECTION 10.10 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

    SECTION 10.11 COUNTERPARTS. This Agreement may be executed in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers as of the date first written above.

                                NEW JERSEY STEEL CORPORATION

                                By:
                                     -----------------------------------------
                                            Gary Giovannetti, PRESIDENT

                                VON ROLL HOLDING AG

                                By:
                                     -----------------------------------------
                                        H. Georg Hahnloser, CHIEF OPERATING
                                                      OFFICER

                                CO-STEEL INC.

                                By:
                                     -----------------------------------------
                                             Lew Hutchinson, PRESIDENT

                                CO-STEEL MERGER CORPORATION

                                BY:
                                     -----------------------------------------
                                     PRESIDENT

                            CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least 80% of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares that are or would be vested prior to December 31, 1997)(the "Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated and (iii) the requirements of ISRA have been satisfied through a remediation agreement with the NJDEP as contemplated by Section 7.05 or otherwise. Furthermore, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may, in accordance with
Section 9.01, terminate this Agreement or amend the Offer with the consent of the Company and Von Roll, if, upon the scheduled expiration date of the Offer (as extended, if required, pursuant to the second to the last sentence of Section 1.01(a)) and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists and is continuing and does not result principally from the breach by Parent or Sub of any of their obligations under this Agreement:

        (a) there shall be instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of a material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, in each case as a result of the Offer or the Merger or (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, the right to vote such Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company;

        (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity or court, other than the application to the Offer or the Merger of ISRA and any applicable waiting periods under the HSR Act, that would result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

        (c) there shall have occurred any material adverse change with respect to the Company since the date of this Agreement;

        (d) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer or the Merger or its adoption of this Agreement, or approved or recommended any Takeover Proposal;

        (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer;

        (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under this Agreement;

        (g) Parent and Sub shall not have received a certificate of the President or Chief Financial Officer of the Company dated the expiration date of the Offer (i) that the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality are true and correct as and at such date, (ii) that the representations and warranties that are not so qualified are true and correct in any material respect as and at such date, and that (iii) the Company has performed in all material respects any material obligation and complied in all material respect with any material agreement or material covenant of the Company to be performed or complied with by it; or

        (h) this Agreement shall have been terminated in accordance with its terms;

which, in the good faith judgment of Parent or Sub, in its sole discretion, make it inadvisable to proceed with such acceptance of Shares for payment or the payment therefor.

    Notwithstanding anything contained herein, (i) the conditions set forth in clause (e) above shall be deemed not fulfilled only if the respects in which the representations and warranties made by the Company (without giving effect to any "materiality" limitations or references to "material adverse effect" set forth therein) are inaccurate would have a material adverse effect on the Company, and
(ii) if the condition set forth in clause (f) is not fulfilled, Sub shall not be obligated to purchase and pay for any Shares so long as such condition remains unfulfilled, but Sub may not terminate the Offer due solely to such failure until 30 days after it gives written notice to the Company of such nonfulfillment and such nonfulfillment is not cured by the end of such 30-day period.

    The foregoing conditions are for the sole benefit of Parent and Sub and (except for the Minimum Condition) may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.